    As filed with the Securities and Exchange Commission on October 31, 1997
                                                      Registration No. 333-15911
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 ----------
             POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DYNAMEX INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     4215                   86-0712225
  (State of incorporation)                                (I.R.S. employer
                                                        identification number)

                              1431 Greenway Drive
                                   Suite 345
                              Irving, Texas  75038
                                  972-756-8180
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                               Robert P. Capps
                   Vice President-Chief Financial Officer
                         1431 Greenway Drive, Suite 345
                              Irving, Texas  75038
                                  972-756-8184
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                             --------------------

                                    Copy to:
                                Bruce H. Hallett
                            Crouch & Hallett, L.L.P.
                         717 N. Harwood St., Suite 1400
                             Dallas, Texas   75201
                                  214-953-0053

                             --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-Effective Amendment to the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             --------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTES

         This Post-Effective Amendment No. 1 on Form S-3 of Dynamex Inc. (the "Company") amends the Registration Statement on Form S-1 (No. 333-15911) of the Company declared effective by the Securities and Exchange Commission on November 14, 1997, and is filed pursuant to the undertaking of the Company set forth in Item 17(a) of such Registration Statement.

         This Post-Effective Amendment No. 1 on Form S-3 contains a prospectus relating to shares of the Company's Common Stock, par value $.01 per share, held by selling stockholders.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION DATED OCTOBER 31, 1997

                                 592,920 Shares

                                  DYNAMEX INC.

                                  COMMON STOCK

                              --------------------

                 Up to a maximum of 592,920 shares of common stock, $.01 par value (the "Common Stock") of Dynamex Inc., a Delaware corporation (the "Company" or "Dynamex"), are being offered from time to time by certain of the Company's stockholders named herein (the "Selling Stockholders") who have received shares of Common Stock as full or partial consideration for acquisitions of delivery businesses consummated by the Company. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

                 The Common Stock may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions), through underwriting syndicates represented by one or more managing underwriters or in private transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

                 The costs, expenses and fees incurred in connection with the registration of the Common Stock (excluding any selling commissions and brokerage fees incurred by the Selling Stockholders) will be paid by the Company, which has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act").

                 SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                 The shares of Common Stock are traded on the Nasdaq National Market under the symbol "DYMX." The last reported sale price of the Common Stock on the Nasdaq National Market on October 28, 1997 was $8.875 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this Prospectus is October    , 1997





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
                             AVAILABLE INFORMATION

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

                 The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Act with respect to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C., and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

                 The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

                 1. The Company's Annual Report on Form 10-K for the year ended July 31, 1997, filed October 29, 1997 by the Company pursuant to Section 13 or 15(d) of the 1934 Act;

                 2. The Company's Report on Form 8-KA filed July 31,1997, concerning certain financial statements of the Company and Road Runner, Inc., (a subsidiary acquired in May 1997), and the Company's Report on Form 8-K filed October 7, 1997, concerning the Company's acquisition of City Courier, Inc., New York Document Exchange Corporation and Eastwide/Westside, Inc.

                 3. The description of the Company's Common Stock which is contained in the Company's latest registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

                 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

                 The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Dynamex Inc., 1431 Greenway Drive, Suite 345, Irving, Texas 75038, Attention: Investor Relations (telephone (972) 756-8185).

                                  THE COMPANY

                  Statements and information presented within this prospectus for Dynamex Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company"), contain "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing. Certain important factors which may cause actual results to vary materially from these forward-looking statements accompany such statements and appear elsewhere in this report under "Risk Factors". All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by these factors.

GENERAL

                 The Company is a leading provider of same-day delivery and logistics services in the U.S. and Canada. Through internal growth and acquisitions, the Company has built the only national network of same-day delivery and logistics systems in Canada and has established operations in 20 U.S. metropolitan areas from which it intends to build a national network in the U.S.

                 Through its network of branch offices, the Company provides same-day, door-to-door delivery services utilizing ground couriers for intra-city deliveries and third party air transportation providers in conjunction with ground couriers for inter-city deliveries. The

Company's same-day delivery services include both on-demand and scheduled deliveries. On-demand services are typically unscheduled deliveries of time-sensitive materials and include deliveries of inventory made on a just-in-time basis from strategic stocking locations managed by Company personnel. Scheduled distribution services encompass recurring, often daily, deliveries provided on a point-to-point basis or deliveries that require intermediate handling, routing or sorting of items to be delivered to multiple locations. With its fleet management services, the Company assumes complete responsibility for providing and managing a fleet of dedicated vehicles at a customer site. The Company's on-demand delivery capabilities are available to supplement the scheduled distribution and dedicated fleets as necessary.

                 The Company intends to expand its operations in the U.S. and Canada by (i) increasing customer utilization of its primary services at each location, (ii) targeting national and regional accounts, (iii) creating alliances with strategic partners, and (iv) continuing to actively pursue acquisitions of high quality same-day delivery companies.

HISTORY; RECENT ACQUISITIONS

                 The Company was organized under the laws of Delaware in 1992 as Parcelway Systems Holding Corp. In May 1995, the Company acquired Dynamex Express, the ground courier operations of Air Canada, which was led by Richard
K. McClelland, the Company's Chief Executive Officer. In July 1995, the Company changed its name to Dynamex Inc. In December 1995, the Company acquired the on-demand ground courier operations of Mayne Nickless Incorporated and Mayne Nickless Canada Inc. In August 1996, using a portion of the proceeds from the initial public offering of the Company's Common Stock (the "IPO") and by issuing additional shares of Common Stock, the Company purchased same-day delivery businesses in New York, New York; Columbus, Ohio; Chicago, Illinois; Halifax, Nova Scotia; and Winnipeg, Manitoba (collectively, the "IPO Acquisitions"). The aggregate consideration paid by the Company in the IPO Acquisitions was approximately $7.2 million in cash and 173,485 shares of Common Stock and the Company repaid an aggregate of approximately $840,000 of indebtedness of the acquired companies.

                 Subsequent to the IPO and through September 30, 1997, the Company purchased the following additional delivery businesses:

                                                                                       Effective Date
      Company                                   Metropolitan Areas Served              of Acquisition
      -------                                   -------------------------              --------------
      Express It, Inc.                               New York, New York                October 1, 1996
      Dollar Courier                                 San Diego, California             October 18, 1996
      Winged Foot Couriers, Inc.                     New York, New York                December 1, 1996
      Boogey Transportation Limited                  Saskatoon, Saskatchewan           December 1, 1996
      One Hour Delivery Services, Inc.               Dallas, Texas                     January 1, 1997
      Priority Parcel Express, Inc.                  Dallas, Texas                     January 1, 1997
      Max America Holdings, Inc.                     Dallas, Texas                     January 1, 1997
      Eagle Couriers, Inc.                           Richmond, Virginia                February 1, 1997
      One Hour Courier Service, Inc.                 Kansas City, Missouri             March 1, 1997
      Regina Mail Marketing, Inc.                    Regina, Saskatchewan              April 28, 1997
      Road Runner Transportation, Inc.               Minneapolis/St. Paul, MN          May 16, 1997
      Central Delivery Service of                    Hartford, Connecticut
         Washington, Inc. (2 branches only)          Boston, Massachusetts             August 16, 1997

      Road Management Systems, Inc.                  Atlanta, Georgia                  September 26, 1997
          and certain related companies
      City Courier, Inc. and certain                 New York, New York                September 30, 1997
          related companies

         The consideration paid by the Company for the Post-IPO Acquisitions was determined through arms-length negotiations among the Company and the representatives of the stockholders of these acquired companies. The factors considered by the parties in determining the purchase price include, among other things, the historical operating results and the future prospects of the acquired companies. The Company paid approximately $52.3 million as aggregate consideration for the Post-IPO Acquisition Companies, consisting of approximately $39.0 million in cash and 1,164,678 shares of Common Stock. In addition, in certain instances, additional cash consideration may be paid by the Company if such acquired businesses obtain certain performance goals.

         Each of the above referenced acquisitions is being accounted for using the purchase method of accounting. Accordingly, each acquired company is included in the Company's consolidated results of operations from the date of its respective acquisition. The Company is currently integrating recently acquired companies into the Company's operating environment. Each acquired company has been assigned to the appropriate regional division of the Company. A manager of each acquired company has agreed to continue to manage such operation after the consummation of the respective acquisition and has been appointed branch manager at such operation. Management is training the staff of the acquired companies so that each branch will be able to provide and market the full range of Company services. As soon as practicable and where appropriate, the Company will assimilate each acquired company's accounting, payroll and cash management functions, standardize its insurance coverage and employee benefits and supplement or replace the use of the acquired company's tradename with "Dynamex."

PRINCIPAL EXECUTIVE OFFICES

         The principal executive officers of the Company are located at 1431 Greenway Drive, Suite 345, Irving, Texas 75038 and its telephone number is
(972) 756-8180.

                                  RISK FACTORS

         The following risk factors should be considered carefully in evaluating the Company and its business. This report contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors set forth below and elsewhere in this report.

ACQUISITION STRATEGY; POSSIBLE NEED FOR ADDITIONAL FINANCING

         In order to expand its network of facilities, the Company plans to acquire local delivery businesses in new geographic regions and in the metropolitan areas where the Company currently operates. Due to consolidation within the same-day delivery and logistics industry, there is significant competition in acquiring such businesses. There can be no assurance that the Company will be able to acquire or profitably manage additional companies or successfully integrate their operations into the Company. In addition, there can be no assurance that companies acquired in the future either will be beneficial to the successful implementation of the Company's overall strategy or will ultimately produce returns that justify the investment therein, or that the Company will be successful in achieving meaningful economies of scale through the acquisition thereof.

         The Company's acquisition strategy may require the Company to incur additional debt in the future, may result in potentially dilutive issuances of securities and may result in increased goodwill, intangible assets and amortization expense. Additionally, the Company's primary lender must consent to any acquisitions consummated in the next 12 months. There can be no assurance that the Company's primary lender will consent to such acquisitions or that, if additional financing is necessary, it can be obtained on terms the Company deems acceptable. As a result, the Company might be unable to successfully implement its acquisition strategy.

         Recent acquisitions have greatly expanded the size and scope of the operations of the Company. The process of integrating acquired businesses often involves unforeseen difficulties and may require a disproportionate amount of the Company's financial and other resources, including management time. There can be no assurance that the Company will be able to profitably manage recently acquired businesses or successfully integrate their operations into the Company.

COMPETITION

         The market for same-day delivery and logistics services has been and is expected to remain highly competitive. Competition is often intense, particularly for basic delivery services. The industry is highly fragmented with low barriers to entry, and there is a recent trend toward consolidation. Other companies in the industry compete with the Company not only for provision of services but also for acquisition candidates. Some of these companies have longer operating histories and greater financial and other resources than the Company. Additionally, companies that do not currently operate delivery and logistics businesses may enter the industry in the future.

CLAIMS EXPOSURE

         The Company utilizes the services of approximately 3,520 drivers, and from time to time such drivers are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with an aggregate limit of $15.0 million, and independent owner/operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law. The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers. There can be no assurance that claims against the Company, whether under the liability insurance or the surety bonds, will not exceed the applicable amount of coverage, that the Company's insurer will be solvent at the time of settlement of an insured claim, or that the Company will be able to obtain insurance at acceptable levels and costs in the future. In addition, the Company's increased visibility and financial strength as a public company may create additional claims exposure. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims, workers' compensation claims, or unfavorable resolutions of claims, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, significant increases in insurance costs could adversely affect the Company's profitability.

CERTAIN TAX MATTERS RELATED TO DRIVERS

         The Company uses independent owner/operators as drivers in a significant portion of its operations. As of September 30, 1997, approximately 88% of the Company's drivers were independent owner/operators. From time to time, taxing authorities in the U.S. and Canada have sought to assert that independent owner/operators in the transportation industry, including those utilized by the Company, are employees rather than independent contractors. The Company believes that the independent owner/operators utilized by the Company are not employees under existing interpretations of federal (U.S. and Canadian), state and provincial laws. However, there can be no assurance that federal, state or provincial authorities will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company is required to pay for and administer added benefits to independent owner/operators, the Company's operating costs would increase. Additionally, if the Company is required to pay back-up withholding with respect to amounts previously paid to such persons, it may be required to pay penalties which could have a material adverse impact on the Company's financial condition and results of operations.

         In addition, certain of the Company's drivers are employed by the Company and own and operate the vehicles used during the course of their employment. The Company reimburses these employees for all or a portion of the operating costs of those vehicles. The Company believes that these reimbursement arrangements do not represent additional compensation to those employees. However, there can be no assurance that federal (U.S. and Canadian), state or provincial taxing authorities will not seek to recharacterize some or all of such payments as additional compensation. If such amounts were so recharacterized, the Company would have to pay additional employment related taxes on such amounts.

FOREIGN EXCHANGE

         A significant portion of the Company's operations are conducted in Canada. Exchange rate fluctuations between the U.S. and Canadian dollar result in fluctuations in the amounts relating to the Canadian operations reported in the Company's consolidated financial statements. The Company historically has not entered into hedging transactions with respect to its foreign currency exposure, but may do so in the future. There can be no assurance that fluctuations in foreign currency exchange rates will not have a material adverse effect on the Company's business, financial condition or results of operations.

PERMITS AND LICENSING

         Although recent legislation has significantly deregulated certain aspects of the transportation industry, the Company's delivery operations are still subject to various federal, state, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. Failure by the Company to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of the Company's authority to conduct certain of its operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain same, could impede the implementation of the Company's acquisition program.

DEPENDENCE ON KEY PERSONNEL

         The Company's success is largely dependent on the skills, experience and performance of certain key members of its management, including particularly Richard K. McClelland, the Company's Chief Executive Officer. The loss of the services of any of these key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into an employment contract with Mr. McClelland. The Company's future success and plans for growth also depend on its ability to attract, train and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the same-day delivery and logistics business.

EFFECTIVE CONTROL

         James M. Hoak directly and indirectly owns an aggregate of 1,275,942 shares of Common Stock, or approximately 17.2% of the total voting power of the Company. Accordingly, Hoak is in a position to exercise substantial influence over actions that require consent of stockholders, including decisions relating to the election of directors of the Company, mergers and consolidations.

TECHNOLOGY

         Technological advances in the nature of facsimile and electronic mail have affected the market for on-demand document delivery services. While these technological developments have not had a significant adverse impact on the Company's business to date, and although the Company has shifted its focus to the distribution of non-faxable items and logistics services, there can be no assurance that these or other technologies will not have a material adverse effect on the Company's business, financial condition and results of operations in the future.

LIMITED TRADING HISTORY; POSSIBLE VOLATILITY OF STOCK PRICE

         The Company's common stock began trading on August 13, 1996. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, and general economic and market conditions. Variations in the Company's operating results, general trends in the industry and other factors could cause the market price of the Common Stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the Common Stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the Common Stock could be affected by such fluctuations.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), the Company's Bylaws (the "Bylaws") and the Rights Agreement between the Company and Harris Trust and Savings Bank (the "Rights Agreement") may delay, defer, discourage or prevent a merger, proxy contest, tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

         The Bylaws provide that the number of directors shall be fixed, from time to time, by resolution of the Board of Directors of the Company. Neither the Bylaws nor the Restated Certificate of Incorporation permit stockholders to call special meetings or to take actions by written consent in lieu of a meeting, unless such action and the taking of such action by written consent have been approved in advance by the Board of Directors. The Restated Certificate of Incorporation provides that the Board of Directors may amend the Bylaws, subject to the rights of the stockholders to amend such Bylaws. An amendment to the provision of the Restated Certificate of Incorporation which prohibits action by stockholders by written consent in lieu of a meeting requires the affirmative vote of two-thirds of the Company's capital stock then outstanding. Pursuant to the Restated Certificate of Incorporation, additional shares of Common Stock may be issued in the future without further stockholder approval. Furthermore, the Restated Certificate of Incorporation permits the Board of Directors to establish by resolution one or more series of preferred stock ("Preferred Stock") and to establish the powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock. The Preferred Stock could be issued on terms that are unfavorable to the holders of Common Stock or that could make a takeover or change in control of the Company more difficult.

         In June 1996, the Board of Directors of the Company approved the Rights Agreement which is designed to protect stockholders should the Company become a target of coercive and unfair takeover tactics but may discourage takeover attempts that are not approved by the Board of Directors. The Rights could cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. In addition, immediately following the Offering, the Company will be subject to Section 203 of the Delaware General Corporation Law, which places restrictions on certain business combinations with certain stockholders that could render more difficult a change in control of the Company.

NO DIVIDENDS

         The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. In addition, the Company's credit agreement restricts the payment of dividends. See Note [6] of Notes to the Consolidated Financial Statements.


                              SELLING STOCKHOLDERS

         The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders prior to the Offering. Each of the Selling Stockholders acquired these shares pursuant to the acquisition by the Company of the Acquired Company with which such Selling Stockholder was affiliated, respectively. The Company is registering the shares of the Selling Stockholders pursuant to registration rights granted to them under agreements relating to the acquisition of their shares. Each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him (other than Charles and Mary Regina McLean and David and Carol Higgins who own such shares jointly, respectively).

                                                 Shares Owned Before                Shares Owned After    Lock-Up
                                  Acquired           the Offering       Shares         the Offering      Expiration
        Name and                   Company       -------------------    Being       ------------------   ----------
        Address                  Affiliation(1)  Number    Percent(2)  Offered(3)   Number(3) Percent     Date(4)
      -----------                -----------     ------    -------     -------      -----     -------     ----
Robert Dobrient(5)  . . . .      Max America       33,500    *          33,500          --       --       3/31/97
Charles H. McLean and
    Mary Regina  McLean(5)       One Hour         100,000   1.3        100,000          --       --       6/30/97
Frank Vicario(5)  . . . . .      Eagle Courier     10,032    *          10,032          --       --       7/31/97
Eddie Hall(5) . . . . . . .      Eagle Courier      2,870    *           2,870          --       --       7/31/97
Joseph Kazeil . . . . . . .      Regina Mail        8,960    *           8,960          --       --       10/28/97
605757 Saskatchewan . . . .      Regina Mail        8,960    *           8,960          --       --       10/28/97
Randal Kazeil(6)  . . . . .      Regina Mail        4,480    *           4,480          --       --       10/28/97
James C. Isaacson (5) . . .      Road Runner      192,502   2.6        192,502          --       --       11/16/97
James L. Isaacson . . . . .      Road Runner       46,666    *          46,666          --       --       11/16/97
Gordon J. Isaacson  . . . .      Road Runner       46,666    *          46,666          --       --       11/16/97
Gretchen E. Larsen  . . . .      Road Runner       46,666    *          46,666          --       --       11/16/97
Thomas W. Ingeman . . . . .      Road Runner       17,500    *          17,500          --       --       11/16/97
Charles M. Duncan, Jr.(5) .      Road Management   18,190    *          18,190          --       --       3/30/98
Robert W. Stribling(5)  . .      Road Management   14,914    *          14,914          --       --       3/30/98
Walter Kelley, Jr.(5) . . .      Road Management   10,416    *          10,416          --       --       3/30/98
David & Carol Higgins(5)  .      Road Management   10,413    *          10,413          --       --       3/30/98
Charles S. Davis(5) . . . .      Road Management    9,005    *           9,005          --       --       3/30/98
David L. Hawkins(5) . . . .      Road Management    6,356    *           6,356          --       --       3/30/98
H. Dennis Panter  . . . . .      Road Management    3,241    *           3,241          --       --       3/30/98
Daryl L. Sudduth(5) . . . .      Road Management    1,583    *           1,583          --       --       3/30/98
                                                  -------              -------
     Total Shares                                 592,920              592,920
                                                  =======              =======

--------------

 *       Indicates less than 1%.

(1) Selling Stockholder was a stockholder and, in certain cases, an employee of the Acquired Company set forth next to his name immediately prior to the Company's acquisition of such company.
(2)      Percentage of the Company's Common Stock outstanding as of October 17,
         1997.
(3) Because the Selling Stockholders may offer all or some of the shares which they hold pursuant to this Prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares, the amount of shares that will be held by the Selling Stockholders after completion of any offering hereunder is unknown. However, for the purposes of the above table, it is assumed that all of the shares of Common Stock offered hereby are to be sold.
(4) Selling Stockholder has agreed not to sell any Common Stock or securities exercisable for or convertible into Common Stock until the date set forth in this column without the prior written consent of the Company.
(5) Selling Stockholder is currently engaged by the Company directly or indirectly in connection with the operation of the business of the Acquired Company with which he was previously affiliated or in connection with other Company operations.
(6) Selling Stockholder was employed or engaged by the Company immediately after the acquisition of the company with which he was affiliated but is no longer employed or engaged by the Company.


                                 LEGAL OPINIONS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by the Company:


Item                                           Amount(1)
----                                           ------
SEC registration fee                           $ 4,375
Legal fees and expenses                         15,000
Accounting fees                                  5,000
Miscellaneous                                    5,625
                                               -------
    Total                                      $30,000
                                               =======

---------
(1)  All items other than SEC registration fee are estimated


Item 15.  Indemnification of Directors and Officers.

         The Company's Restated Certificate of Incorporation eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors to the Company and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

         The Company's Bylaws provide that the Company shall indemnify each of its directors and officers, acting in such capacity, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law. The Company is also required to advance to such persons payment for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified.

         The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company for up to $5.0 million of covered losses as defined in the policy. The Company has entered into Indemnification Agrin of its officers contractually requiring the Company to provide such indemnification to the extent permitted by applicable law.

         Item 16.  Exhibits.

            3.1    Restated Certificate of Incorporation of Dynamex Inc.(3)
            3.2    Bylaws, as amended and restated, of Dynamex Inc.(4)
            4.1 Rights Agreement between Dynamex Inc. and Harris Trust and Savings Bank, dated July 5, 1996.(3)
            5.1    Opinion of Crouch & Hallett, L.L.P.(1)
           23.1    Independent Auditors' Consent of Deloitte & Touche.(1)
           23.2    Consent of Crouch & Hallett, L.L.P. (included in Exhibit
                   5.1).
           24.1    Power of Attorney.(2)


----------

(1)      Filed herewith.
(2) Previously filed on the signature page of the Registration Statement on Form S-1 of Dynamex Inc., File No. 333- 15911.
(3) Filed as an exhibit to Registration Statement on Form S-1 of Dynamex Inc. File No. 333-05293, and incorporated herein by reference.
(4) Filed as an exhibit to the registrant's annual report on Form 10-K for the fiscal year ended July 31, 1997, and incorporated herein by reference.

Item 17.  Undertakings.

         (a) Rule 415 Offering

             The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference

             The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Indemnification for Liability under the Securities Act of 1934

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 31st day of October, 1997.

                                        DYNAMEX INC.

                                        BY:  /s/ Robert P. Capps
                                             ----------------------------
                                             Robert P. Capps, Vice
                                             President-Chief Financial
                                             Officer


         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities on the 31st day of October, 1997.

         NAME                                         TITLE


/s/ Richard K. McClelland                   President, Chief Executive Officer
----------------------------                    and Chairman of the Board
Richard K. McClelland                         (Principal Executive Officer)


/s/ Robert P. Capps                      Vice President-Chief Financial Officer
----------------------------                   (Principal Financial Officer)
    Robert P. Capps


           *                           Vice President, Controller and Secretary
----------------------------                 (Principal Accounting Officer)
    Martin A. Piccolo


           *
----------------------------                             Director
    James M. Hoak


           *
----------------------------                             Director
    Wayne Kern


           *
----------------------------                             Director
    Stephen P. Smiley


           *
----------------------------                             Director
    Brian J. Hughes


           *
----------------------------                             Director
    Kenneth H. Bishop



           *
----------------------------                             Director
    E. T. Whalen


* By:  /s/  Robert P. Capps
     ----------------------------
            Robert P. Capps
            Attorney-in-Fact

                                EXHIBIT INDEX
                                -------------


     EXHIBIT
     NUMBER                 DESCRIPTION
     ------                 -----------
        3.1    Restated Certificate of Incorporation of Dynamex Inc.(3)
        3.2    Bylaws, as amended and restated, of Dynamex Inc.(4)
        4.1    Rights Agreement between Dynamex Inc. and Harris Trust and
               Savings Bank, dated July 5, 1996.(3)
        5.1    Opinion of Crouch & Hallett, L.L.P.(1)
       23.1    Independent Auditors' Consent of Deloitte & Touche.(1)
       23.2    Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).
       24.1    Power of Attorney.(2)


----------

(1)      Filed herewith.
(2) Previously filed on the signature page of the Registration Statement on Form S-1 of Dynamex Inc., File No. 333- 15911.
(3) Filed as an exhibit to Registration Statement on Form S-1 of Dynamex Inc. File No. 333-05293, and incorporated herein by reference.
(4) Filed as an exhibit to the registrant's annual report on Form 10-K for the fiscal year ended July 31, 1997, and incorporated herein by reference.